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EXHIBIT 14.2

The Board of Directors	Our ref:	RJL/KJM/19434/CM
Radcom Limited
12 Hanochoshet Street	5 May 2004
Tel-Aviv 69710
ISRAEL

Dear Sirs

Radcom (UK) Limited

     We consent to the incorporation by reference in the Registration Statement (File No. 333-07964, No. 333-13244, No. 333-13246, No. 333-13248, No. 333-13250, No. 333-13254, No. 333-14236 and No. 333-111931) on Form S-8 of Radcom Limited of our report dated January 21st, 2003, relating to the consolidated balance sheets of Radcom (UK) Limited as of December 31st, 2002 and the related consolidated statement of operations, changes in shareholders’ equity and cash flows for the year then ended, which report appears in the Annual Report on Form 20-F of Radcom Limited for the fiscal year ended 31st December 2003.

Yours faithfully

/s/ Blick Rothenberg